Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the Registrant.

Jurisdiction of
Name	Incorporation
Cecil Bank	Maryland
Cecil Bancorp Capital Trust I	Delaware
Cecil Bancorp Capital Trust II	Delaware
Cecil Properties, Inc.	Maryland
1223 Turkey Point Road, LLC (99%)	Maryland

Subsidiaries of Cecil Bank:
Cecil Financial Services Corporation	Maryland
Cecil Service Corporation	Maryland
Cecil Ventures, LLC	Maryland
3106 Emmorton Road, LLC (99%)	Maryland

Subsidiaries of Cecil Properties, Inc.:
3106 Emmorton Road, LLC (1%)	Maryland
1223 Turkey Point Road, LLC (1%)	Maryland